Exhibit 8.2

January 29, 2014

Medistem Inc.

9255 Towne Centre Drive, Suite 450

San Diego, CA 92122

Ladies and Gentlemen:

You have requested our opinion regarding certain Federal income tax consequences of the merger of Medistem Inc. a Nevada corporation into XON Cells Inc. a Nevada corporation (Merger Sub) a wholly owned subsidiary of Intrexon Corporation, a Virginia corporation, pursuant to which Medistem will become a wholly owned subsidiary of Intrexon Corporation, pursuant to a merger agreement dated December 19, 2013 as amended by the First Amendment to the Agreement and Plan of Merger dated as of January 29, 2014 (as amended, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to use as copies or drafts.

In rendering our opinion, we have assumed, with your permission that (i) the Reorganization will be effected in accordance with the Merger Agreement, and (ii) the information set forth in the Registration Statement and the statements concerning the Reorganization in the Merger Agreement are true, complete and correct and at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and if, applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon and subject to the foregoing, we hereby confirm to you that, subject to the limitations, qualifications, exceptions and assumptions set forth herein and therein, (i) it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”, insofar as it summarizes United States federal income tax law, constitutes a fair and accurate summary under current law

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal tax law arising under the laws of the United States. This opinion is not intended or written by our firm to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. Our opinion is based on the understanding that the relevant facts are, and will be on the Effective Date of the Merger, as set forth in the Plan of Reorganization. Our opinion is also based on the Code, Treasury Regulations, case law, and IRS rulings as they now exist. These authorities are all subject to change and such changes may be made with retroactive effect. We can give no assurance that after any such change our opinion would not be different. We undertake no responsibility to update or supplement our opinion.

We hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and the reference to this opinion letter made in the prospectus.

Very truly yours,

/s/ EISNERAMPER LLP